Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

H World Group Limited

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$499,999,000.00	(1)	0.01476	%(2)	$73,799.85	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$499,999,000.00
Total Fees Due for Filing					$73,799.85
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$73,799.85

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 3.00% Convertible Senior Notes due 2026 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of March 29, 2024, there was US$499,999,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$499,999,000.00 (excluding accrued but unpaid additional interest, if any).

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $147.60 for each US$1,000,000 of the value of the transaction. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

Table 2 – Fee Offset Claims and Sources(1)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(1) Not applicable.